UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

MercadoLibre, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Tronador 4890, 8th Floor

Buenos Aires, Argentina C1430DNN

May 10, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of MercadoLibre, Inc., which will be held at 2:00 p.m. (local time) on June 9, 2008 at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida.

The principal business of the 2008 Annual Meeting of Stockholders will be (i) the election of two directors to serve until the 2011 Annual Meeting of Stockholders and (ii) the ratification of the appointment of Price Waterhouse & Co. S.R.L. as our independent registered public accounting firm for the year ending December 31, 2008.

If you do not attend the 2008 Annual Meeting of Stockholders, we request that you vote by signing your proxy card and mailing it in the enclosed envelope. The prompt return of your proxy card will be appreciated. If you decide to attend the 2008 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Thank you, and we look forward to seeing you at the 2008 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Marcos Galperín

Chairman of the Board and Secretary

[LOGO] mercadolibre.com

Tronador 4890, 8th Floor

Buenos Aires, Argentina C1430DNN

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2008

To Our Stockholders:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of MercadoLibre, Inc. (“MercadoLibre”) will be held at 2:00 p.m. (local time) on June 9, 2008, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida. The meeting is called for the following purposes:

1.	To elect two members to the Board of Directors for a term of three years each;

2.	To ratify the appointment of Price Waterhouse & Co. S.R.L. as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

3.	To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed the close of business on May 6, 2008, as the record date for determining the stockholders entitled to notice and to vote at the meeting. Only stockholders of record as of the close of business on May 6, 2008, are entitled to notice of and to vote at the 2008 Annual Meeting and at any adjournment or postponement thereof. You may vote in person, or by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

By order of the Board of Directors,

Buenos Aires, Argentina	Marcos Galperín
May 10, 2008	Chairman of the Board and Secretary

The proxy statement and the accompanying form of proxy are being mailed on or about May 10, 2008 in connection with the solicitation of proxies on behalf of the Board of Directors of MercadoLibre, Inc. All stockholders are cordially invited to attend the 2008 Annual Meeting in person. Whether or not you expect to attend the 2008 Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy or voting instruction card.

i

MercadoLibre, Inc.

Tronador 4890, 8th Floor

Buenos Aires, Argentina C1430DNN

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2008 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	MercadoLibre, Inc.’s Board of Directors, or our Board, is providing these proxy materials to you in connection with our Board’s solicitation of proxies for use at MercadoLibre’s 2008 Annual Meeting of Stockholders, or the 2008 Annual Meeting, which will take place on June 9, 2008. Stockholders are invited to attend the 2008 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:

The information included in this proxy statement relates to the proposals to be voted on at the 2008 Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. MercadoLibre’s 2007 Annual Report on Form 10-K, which includes MercadoLibre’s audited consolidated financial statements for the year ended December 31, 2007 is available upon request free of charge by writing to our corporate Secretary at our principal executive office (Tronador 4890, 8th Floor, Buenos Aires, Argentina C1430DNN). Our Annual Report on Form 10-K also may be accessed through our website at http://investor.mercadolibre.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, http://www.sec.gov, or by written request to the Director—Investor Relations.

Q:	What proposals will be voted on at the 2008 Annual Meeting?

A:	There are two proposals scheduled to be voted on at the 2008 Annual Meeting:

•	the election of two directors for a three-year term; and

•	the ratification of the appointment of Price Waterhouse & Co. S.R.L. as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Q:	What are our Board’s voting recommendations?

A:	MercadoLibre’s Board recommends that you vote your shares “FOR” each of the nominees to our Board and “FOR” the ratification of the appointment of Price Waterhouse & Co. S.R.L. as our independent registered public accounting firm.

Q:	How many shares are entitled to vote?

A:	Each share of MercadoLibre’s common stock outstanding as of the close of business on May 6, 2008, the record date, is entitled to one vote at the 2008 Annual Meeting. At the close of business on May 6, 2008, 44,229,167 shares of common stock will be outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of May 6, 2008 and are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of MercadoLibre hold their shares beneficially through a stockbroker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record

If your shares are registered directly in your name with MercadoLibre’s transfer agent, Mellon Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by MercadoLibre. As the stockholder of record, you have the right to grant your voting proxy directly to MercadoLibre or to vote in person at the 2008 Annual Meeting. MercadoLibre has enclosed a proxy card for you to use.

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the 2008 Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the 2008 Annual Meeting unless you request and receive a valid proxy from your broker or other nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	Can I attend the 2008 Annual Meeting?

A:	You are invited to attend the 2008 Annual Meeting if you are a stockholder of record or a beneficial owner as of May 6, 2008. If you are a stockholder of record, you must bring proof of identification such as a valid driver’s license. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of May 6, 2008. If you do not attend the 2008 Annual Meeting, you can listen to a webcast of the proceedings at our investor relations site at http://investor.mercadolibre.com.

Q:	How can I vote my shares in person at the 2008 Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the 2008 Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the 2008 Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the 2008 Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the 2008 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the 2008 Annual Meeting by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for further details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2008 Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN); (2) submitting a new proxy at a later date, by mail to our Corporate Secretary at our principal executive office; or (3) attending the 2008 Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). If your shares are held in a brokerage account by a bank or other nominee, you should follow the instructions provided by your broker or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of the selection of Price Waterhouse & Co. S.R.L., you may vote “FOR”, “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted “FOR” each of proposals one and two and at the discretion of the proxies in any other matters properly brought before the meeting. If you are a beneficial holder and do not return a voting instruction card, your broker may only vote on the election of directors and the ratification of the selection of Price Waterhouse & Co. S.R.L.

Q:	Who will count the votes?

A:	A representative of Mellon Investor Services will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the 2008 Annual Meeting?

A:	The quorum requirement for holding the 2008 Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the 2008 Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the two persons receiving the highest number of “FOR” votes will be elected. The proposal to ratify the selection of the auditors requires the “FOR” vote of a majority of those shares present and entitled to vote to be approved. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of Price Waterhouse & Co. S.R.L. as independent registered public accounting firm, without instructions from the beneficial owner of those shares. Therefore, broker non-votes should not have an impact on proposals one and two. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the 2008 Annual Meeting?

A:	We will publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	Who will bear the cost of soliciting votes for the 2008 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. Solicitations may also be made by personal interview, telephone, and electronic communication by directors, officers, and other employees of MercadoLibre, but we will not additionally compensate our officers, directors or other employees for these services.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	A stockholder who wishes to introduce a proposal for consideration at our 2009 annual meeting of stockholders may seek to have that proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. To qualify for this, the proposal must be submitted to us by a reasonable time before we begin to print and mail our proxy statements and satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee it will be included.

A stockholder may otherwise propose business for consideration or nominate persons for election to our Board in compliance with applicable state law and our Bylaws. They require a proposal or nomination to be in writing and delivered to our Corporate Secretary at our executive offices at Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN by personal delivery or U.S. mail not earlier than 90 days and not later than 60 days before the annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, a proposal or nomination by the stockholder to be timely must be delivered not later than the later of (i) 90 days before the annual meeting or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our Bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our registration statement report on Form S-1 on May 11, 2007, which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Tronador 4890, 8th floor, Buenos Aires, Argentina, C1430DNN).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2007 Annual Report may be viewed online on our investor relations website at http://investor.mercadolibre.com. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.mercadolibre.com. If you choose to receive future proxy materials electronically, and remain a stockholder on next year’s annual meeting record date, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact MercadoLibre Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.mercadolibre.com or contact MercadoLibre Investor Relations by mail at Tronador 4890, 8th floor, Buenos Aires, Argentina, C1430DNN or by telephone at 54-11-5352-8000.

v

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our 2007 Annual Report, you may contact MercadoLibre Investor Relations at the website, address, or phone number in the previous paragraph.

Q:	How can I obtain an additional proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, and:

•	you are a stockholder of record, contact MercadoLibre Investor Relations by mail at Tronador 4890, 8th floor, Buenos Aires, Argentina, C1430DNN or by telephone at 54-11-5352-8000; or

•	you are the beneficial owner of shares held indirectly through a bank, broker, or similar institution, contact your account representative at that organization.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for our Board to be divided into three classes, with each class having a three-year term. The first and second classes currently consist of a total of four directors and the third class currently consists of three directors. The term of office for the first class expires at the 2008 Annual Meeting, the term of office for the second class expires at our 2009 annual meeting, and the term of office for the third class expires at our 2010 annual meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of our Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board is presently composed of seven members, five of whom are currently independent directors within the meaning of the listing standards of The NASDAQ Global Market and our corporate governance guidelines. There are two nominees in the class whose term of office expires at the 2008 Annual Meeting, each of whom are currently members of our Board. If elected at the 2008 Annual Meeting, each of the nominees would serve until our 2011 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of two nominees named below. If any of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or reduce the size of our Board. Each person nominated for election has agreed to serve if elected.

The following is biographical information on the nominees.

Nominees for Election for a Three-Year Term Expiring at Our 2011 Annual Meeting

Anton J. Levy, age 33, joined our Board in September 2007. Mr. Levy is a Managing Director at General Atlantic, where he has worked since 1998. Mr. Levy heads General Atlantic’s Media and Consumer sector. Mr. Levy has worked closely with many of General Atlantic’s portfolio companies and is currently on our Board of several portfolio companies including AKQA, Dice (DHX), Network Solutions and Webloyalty. He formerly served on the board of Zantaz Corporation. Prior to joining General Atlantic in 1998, Mr. Levy was an investment banker with Morgan Stanley & Co. where he worked with the firm’s technology clients. Mr. Levy is involved in a number of educational and non-profit organizations including serving on our Board of Streetwise Partners. Mr. Levy received a B.S. from the University of Virginia, with degrees in Finance and Computer Science, and his M.B.A. from Columbia University Graduate School of Business, graduating both with highest honors.

Michael Spence, age 64, joined our Board in 1999. Mr. Spence is Professor Emeritus of Management in the Graduate School of Business at Stanford University, a partner at Oak Hill Capital Partners, a private equity firm, and a Senior Fellow of the Hoover Institution at Stanford. He served as dean of the Stanford Business School from 1990 to 1999. Dr. Spence was awarded the John Kenneth Galbraith Prize for excellence in teaching and the John Bates Clark medal for a “significant contribution to economic thought and knowledge.” In 2001, Dr. Spence received the Nobel Prize in Economic Sciences. Dr. Spence earned his undergraduate degree in philosophy at Princeton summa cum laude and was selected for a Rhodes Scholarship. He was awarded a B.S.-M.A. from Oxford and earned his Ph.D. in economics at Harvard. He taught at Stanford as an Associate Professor of Economics from 1973 to 1975. From 1975 to 1990, he served as professor of Economics and Business Administration at Harvard, holding a joint appointment in the Business School and the Faculty of Arts and Sciences. In 1983, he was named chairman of the Economics Department and George Gund Professor of Economics and Business Administration. From 1984 to 1990, Dr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard, overseeing Harvard College, the Graduate School of Arts and Sciences, and the Division of Continuing Education. Dr. Spence serves on the boards of General Mills, Inc., a food products company, and a number of private companies. In the past he has served on the boards of Bank of America, Nike Inc., a sporting apparel company, Siebel Systems, Inc., a software company, Exult Inc, a human resources company, Torstar Corporation, a publishing company, and Sun Microsystems, Inc., an information technology company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE NOMINEES NAMED ABOVE.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our business is managed by our employees under the direction and oversight of our Board. Except for Mr. Galperín, none of the members of our Board is an employee of MercadoLibre. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our Board has adopted corporate governance guidelines that, along with the charters of our Board committees and our code of business conduct and ethics, which we refer to as the code of conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our Board committees, and our code of conduct may be found on our investor relations website at http://investor.mercadolibre.com. Information contained on MercadoLibre’s website is not part of this proxy statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location on our website.

The following is biographical information on the remainder of our current directors:

Directors Continuing in Office Until Our 2009 Annual Meeting

Martin de los Santos, 38, joined our Board in January 2008. Mr. de los Santos is a Director of Business Development at Corporacion IMPSA (Pescarmona Group of Companies) where he has served in that position since 2003 and is responsible for merger and acquisition transactions as well as structured finance transactions. From 1993 to 1995, Mr. de los Santos worked at Goldman Sachs in the Investment Banking Division in New York where he assisted with equity, debt and merger and acquisition transactions for clients in Latin America and Europe. From 1995 to 1997, he worked at McKinsey and Co. where he advised clients in telecom, media, banking, and oil & gas industries, in Argentina, Brazil and Spain. After receiving his MBA from Stanford, he returned to McKinsey and Co. as an Associate where he advised telecom and media clients in Brazil and Spain. In 1999, he co-founded LID Group, a Venture Capital Firm that invested in small technology companies in Argentina and Brazil. Mr. de los Santos holds an MBA from Stanford University and a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill.

Nicolás Galperín, 38, joined our Board in 1999. Mr. Galperín worked at Morgan Stanley & Co. Incorporated, an investment bank, from 1993 until 2006, as a Managing Director and head of trading and risk management for the London emerging markets trading desk, as well as a trader of high-yield bonds, emerging market bonds and derivatives in New York and London. Mr. Galperín is now the principal of Onslow Capital Management Limited, an investment management company based in London, where he started working in 2006. Mr. Galperín graduated with honors from the Wharton School of the University of Pennsylvania in 1994. Mr. Galperín is the brother of Marcos Galperín, our president chief executive officer.

Directors Continuing in Office Until Our 2010 Annual Meeting

Marcos Galperín, age 36, is one of our co-founders and has served as our chief executive officer and one of our directors since our inception in October 1999. Prior to working with us, Mr. Galperín worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperín received an MBA from Stanford University in 1999 and graduated with honors from the Wharton School of the University of Pennsylvania in 1994.

Emiliano Calemzuk, age 34, joined our Board in August 2007. Mr. Calemzuk currently serves as president of Fox Television Studios. From 2002 to 2007, Mr. Calemzuk served as president of Fox International Channels Italy. From 2000 to 2002, Mr. Calemzuk was Vice president and deputy managing director of Fox Latin American Channels and was also employed as general manager of Fox Kids Latin America. From 1998 to 2000, Mr. Calemzuk served as associate director of Marketing and Promotions for Fox Latin America. Prior to that, he worked at Hero Productions, a production company. He holds a Bachelor’s Degree, cum laude, from the University of Pennsylvania, with studies at the Wharton School of Business and the Annenberg School of Communications.

Veronica Allende Serra, age 38, joined our Board in September 2007. Ms. Serra is founding partner of Pacific Advisors where she advises funds and corporations in their acquisitions and strategy. Between 1998-2001, she ran the office for Latin American Investments for International Real Returns LLC, a holding of global investments with $600 million under management with principal capital from the shareholders of Lazard Freres. Ms. Serra has already invested in over a dozen companies in the United States and Latin America. She was an advisor and investor of Patagon, an on-line brokerage and bank that was sold to Banco Santander in the year 2000. Ms. Serra is a member of the advisory board of Endeavor Brazil and of the International Advisory Board of Endeavor Global. Between 1997-1998, she was vice president and Assistant to the CEO of Leucadia National Corporation, an investment holding company with a market cap over $ 10 billion based in New York, NY. Ms. Serra has an MBA from Harvard Business School and a Law degree from the University of São Paulo—USP. She also holds an Art and Advertising degree from the Escola Panamericana de Arte.

Committee Responsibilities. Board committees help our Board run effectively and efficiently, but do not replace the oversight of our Board as a whole. There are currently three principal committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Each committee meets regularly and has a written charter that has been approved by our Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence. NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ’s rules, in order for a director to be deemed independent, our Board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Our Board has adopted guidelines setting forth categories of relationships that it has deemed material for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our Board is required to complete a questionnaire designed to provide information to assist our Board in determining whether the director is independent under NASDAQ rules and our corporate governance guidelines, which can be found on our website at http://investor.mercadolibre.com. Our Board has determined that each of Messrs. Calemzuk, de los Santos, Levy, Spence and Ms. Serra, is independent under the listing standards of The NASDAQ Global Market and our corporate governance guidelines. Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of our Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change.

Lead Independent Director. In March 2008, our Board designated Ms. Serra as our lead independent director. She chairs and can call formal closed sessions of the outside directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the lead independent director, together with the chair of the corporate governance and nominating committee, will conduct interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Ms. Serra will serve as lead independent director until our Board meeting following our 2009 annual meeting.

Stockholder Communication. Stockholders may communicate with our Board or individual directors, including the lead independent director, c/o Corporate Secretary, Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN. The corporate governance and nominating committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of our Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the corporate governance and nominating committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at 2008 Annual Meetings. We do not have a policy regarding director attendance at the 2008 Annual Meeting. The 2008 Annual Meeting will be our first annual meeting of stockholders since the completion of our initial public offering.

Formal Closed Sessions. At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation. Board compensation is determined by the compensation committee. Only the directors who our Board determines to be outside directors receive compensation for their service. Board compensation for our outside directors consists of both cash and equity compensation, which is reviewed annually by the compensation committee. Current Board compensation is described under the heading “Compensation of Directors” below.

Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest. We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. MercadoLibre’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect MercadoLibre and its stockholders, MercadoLibre periodically reviews its code of conduct to ensure that it provides clear guidance to its employees and directors.

Transparency. We believe it is important that our stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://investor.mercadolibre.com.

Board Effectiveness and Director Performance Reviews. It is important to MercadoLibre that our Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board and each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. Our lead independent director will follow up on this feedback and take such further action with directors receiving comments and other directors as she deems appropriate.

Succession Planning. The Board recognizes the importance of effective executive leadership to MercadoLibre’s success, and meets to discuss executive succession planning at least annually. As part of this process, our Board reviews the capabilities of the company’s senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of the company’s executive staff, including the CEO. Our nominating and corporate governance committee performs a similar analysis with rest to our Board.

Auditor Independence. MercadoLibre has taken a number of steps to ensure continued independence of our independent registered public accountants. Our independent registered public accounting firm reports directly to the audit committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2006 and 2007 and our policy on pre-approval of non-audit services are described under Proposal 2 below.

Corporate Hotline. We have established a corporate telephone hotline and Internet site to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or other matter of concern.

Audit Committee

The Board has established an audit committee, which consists of Martin de los Santos (Chairman), Anton Levy and Marcos Galperín. The audit committee is responsible for:

•	reviewing the performance of the independent accountants and making recommendations to our Board regarding the appointment or termination of the independent accountants;

•	considering and approving, in advance, all audit and non-audit services to be performed by the independent accountants;

•	overseeing management’s establishment and maintenance of our accounting and financial reporting processes and the audits of our financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	determining compensation of the independent accountants, compensation of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing annual and quarterly financial statements prior to their release;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis; and

•	handling such other matters that are specifically delegated to the audit committee by our Board from time to time.

The Board adopted a written charter for our audit committee, which is posted on our website. The audit committee met three times during the period of August 9, 2007 through December 31, 2007, and all of the members attended each of the meetings during their tenure on our Board. Messrs. Levy and de los Santos joined the audit committee in September 2007 and January 2008, respectively. Marcos Galperín has served on our audit committee since its inception in July 2007.

The SEC rules and The NASDAQ Global Market rules require us to have all independent audit committee members within one year of the initial listing of our securities. We intend to comply with these independence requirements within that time period.

Our Board has determined that we do not currently have an “audit committee financial expert,” as defined by SEC rules serving on our audit committee. As a newly-public company, we have not yet identified an audit committee financial expert. We are, however, committed to seeking a director who will meet the SEC’s definition for an audit committee financial expert, but we cannot assure you that we will succeed in doing so.

For more information, please see “Audit Committee Report” beginning on page 23.

Compensation Committee

The Board has established a compensation committee, which consists of Veronica Allende Serra (Chairperson), Emiliano Calemzuk and Martin de los Santos. Our Board has determined that each of the members of the compensation committee are independent. The compensation committee is responsible for:

•	recommending to our Board for determination, the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans and preparing recommendations and periodic reports to our Board concerning these matters; and

•	such other matters that are specifically delegated to the compensation committee by our Board from time to time.

The Board adopted a written charter for our compensation committee, which is posted on our website. The compensation committee met one time during the period of August 9, 2007 through December 31, 2007, and all of the members serving at the time of such meeting attended. Ms. Serra and Mr. de los Santos joined the compensation committee in September 2007 and January 2008, respectively. Mr. Calemzuk has served on our compensation committee since his appointment in August 2007.

Nominating and Corporate Governance Committee

The Board has established a nominating and corporate governance committee, which consists of Marcos Galperín (Chairman), Michael Spence and Emiliano Calemzuk. Our Board has determined that each of members of the nominating and corporate governance committee, other than Marcos Galperín, are independent. Our Board has determined that Mr. Galperín’s service on the nominating and corporate governance committee is in the best interests of our company during its first year as a public company. Our Board expects to have all independent directors on the committee by the first anniversary of our initial public offering. The nominating and corporate governance committee is responsible for:

•	recommending to our Board for selection, nominees for election to our Board;

•	making recommendations to our Board regarding the size and composition of the board, committee structure and makeup and retirement procedures affecting board members;

•	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	such other matters that are specifically delegated to the nominating and corporate governance committee by our Board from time to time.

The Board has adopted a written charter for our nominating and corporate governance committee, which is posted on our website.

The nominating and corporate governance committee met one time during the period of August 9, 2007 through December 31, 2007, and all committee members, other than Michael Spence, attended the meeting. Each of Marcos Galperín, Michael Spence and Emiliano Calemzuk has served on our nominating and corporate governance committee since its appointment in August 2007.

Other Committees

From time to time, our Board may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Code of Business Conduct and Ethics

The Board has adopted a code of conduct that applies to our officers, directors and employees. Among other matters, our Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our audit committee will be able to approve any waiver of the code of conduct for our executive officers or directors, and any such waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of conduct applicable to our chief executive officer and chief financial officer by posting such information on our website at http://investor.mercadolibre.com.

Directors Nominations

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our Board performs the functions of a nominating committee. The nominating and corporate governance committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board. Our corporate governance guidelines also contain information concerning the responsibilities of the nominating and corporate governance committee with respect to identifying and evaluating director candidates. Both documents are published on the Company’s website at http://investor.mercadolibre.com.

Director Candidate Recommendations and Nominations by Stockholders. The nominating and corporate governance committee’s charter provides that the committee will consider recommendations of candidates our Board by stockholders. Stockholders should submit any such recommendations for the consideration of our nominating and corporate governance committee through the method described under “Stockholder Communications” above. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our Board if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2009 Annual Meeting”, which is found on page 26 of this proxy statement.

Process for Identifying and Evaluating Director Candidates. The nominating and corporate governance committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of individual Board members as well as the composition of our Board as a whole. In addition, the nominating and corporate governance committee will evaluate a candidate’s independence and diversity, skills and experience in the context of our Board’s needs.

Directors Attendance at Meetings of our Board of Directors and 2008 Annual Meeting

Our Board held four meetings during the period of August 9, 2007 through December 31, 2007. All incumbent directors attended 75% or more of the aggregate number of meetings of our Board. Additionally, all of our incumbent directors attended 75% or more of the aggregate number of committees meetings on which they served during this period, other than Michael Spence, who attended 50% of the committee meetings held by our nominating and corporate governance committee.

The Board has not adopted a formal policy regarding director attendance at annual meetings of stockholders, but encourages such attendance. The 2008 annual meeting of stockholders is our first annual meeting as a public company.

Compensation Of Directors

The following table presents information relating to total compensation of our directors for the fiscal year ended December 31, 2007.

Name	Fees Due or Paid the Director in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Marcos Galperín	—	—	—	—	—	—	—
Emiliano Calemzuk	$8,630	$16,124	—	—	—	—	$24,754
Martin de los Santos(3)	—	—	—	—	—	—	—
Nicolas Galperín	—	—	—	—	—	—	—
Anton Levy	—	—	—	—	—	—	—
Michael Spence	—	—	—	—	—	—	—
Veronica Allende Serra	$8,630	$16,124	—	—	—	—	$24,754

(1)	Represents the portion of the director’s annual cash retainer allocable to the period beginning on the date of his of her appointment to our Board and ending on December 31, 2007. Retainer actually paid in 2008.

(2)	In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for our directors recognized in the Company’s audited financial statements for the year ended December 31, 2007. Includes amounts related to current year grants. Assumptions used in the calculation of these amounts are included in Footnote 18 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2008.

(3)	Mr. de los Santos did not join our Board until January 24, 2008.

Additional Information Regarding Compensation of Directors

On September 17, 2007, our Board, upon the recommendation of the compensation committee of our Board, adopted a compensation plan for outside directors, as defined by our Board. Our board of director’s current outside directors are Mr. Calemzuk, Ms. Serra and Mr. de los Santos. Under the terms of the plan, the outside directors receive an annual cash retainer fee of $30,000 and an annual grant of restricted common stock, or Restricted Shares. On September 17, 2007, we awarded each of Mr. Calemzuk and Ms. Serra 1,000 Restricted Shares for their original grants. On January 24, 2008, we awarded Mr. de los Santos 600 Restricted Shares for his original grant. On the first anniversary of each director’s respective original Restricted Shares grant date, each outside director will receive a grant of additional Restricted Shares having a value equal to $30,000, based on the closing sale price of our common stock on the prior trading day. On the second anniversary of each director’s respective original Restricted Shares grant date, each outside director will receive a grant of additional Restricted Shares having a value equal to $40,000, based on the closing sale price of our common stock on the prior trading day. Each grant of Restricted Shares will vest twelve months following the grant date. Restricted Shares will be granted pursuant to the our Amended and Restated 1999 Stock Option and Restricted Stock Plan. It is our policy that we also reimburse non-employee directors for actual travel and out-of-pocket expenses incurred in connection with attending meetings of our Board and committees of our Board.

We do not pay additional compensation to directors who are not independent for their service as directors, but do reimburse such employee directors for expenses incurred in attending meeting of our Board and its committees.

The compensation committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on our Board and its various committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to The NASDAQ Global Market. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2007.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2007 except for the following:

Reporting Person	Form Type	Due Date	File Date
Emiliano Calmezuk	4	August 15, 2007	August 30, 2007
Marcos Galperín	4	August 15, 2007	August 30, 2007
Hernán Kazah	4	August 15, 2007	August 30, 2007
Edgardo Sokolowicz(1)	4	August 15, 2007	August 30, 2007
Nicolás Szekasy	4	August 15, 2007	August 30, 2007
Stelleo Tolda	4	August 15, 2007	August 30, 2007
Anton Levy	3	September 30, 2007	October 1, 2007
Veronica Allende Serra	4	September 19, 2007	September 20, 2007

(1)	Mr. Sokolowicz, our former senior vice president and chief technology officer, resigned effective as of March 31, 2008.

EXECUTIVE OFFICERS

Executive Officers

Our executive officers serve at the discretion of our Board, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. The following table contains information regarding our executive officers.

Name	Age	Position
Marcos Galperín	36	President, Chief Executive Officer and Secretary
Nicolás Szekasy	43	Executive Vice President and Chief Financial Officer
Hernán Kazah	37	Executive Vice President and Chief Operating Officer
Osvaldo Gimenez	37	Senior Vice President—Payments
Stelleo Tolda	40	Senior Vice President and Country Manager—Brazil

For information on Mr. Galperín, please see the biographical description provided above under the caption “Proposal 1: Election of Directors—”Directors Continuing in Officer Until Our 2010 Annual Meeting”.

Nicolás Szekasy has served as our Chief Financial Officer since 2000. Before joining us, Mr. Szekasy was the Chief Financial Officer of Supermercados Norte S.A., one of Argentina’s largest retailers, in Buenos Aires from 1998 to 2000 and worked for seven years at Pepsico, Inc., a consumer products company, in Buenos Aires, Dallas and Mexico from 1991 to 1998, where he served as Chief Financial Officer for Argentina, Uruguay and Paraguay and also served as Commercial Director and Strategic Planning Director. Mr. Szekasy obtained an MBA from Stanford University in 1991 and graduated from the University of Buenos Aires with a Bachelor’s degree in Economics.

Hernán Kazah, one of our co-founders, has served as our Chief Operating Officer since our formation in 1999. Before joining MercadoLibre, Mr. Kazah worked as a consultant at Mercer Management Consulting in Boston, Massachusetts in the summer of 1998 and served as Brand Manager for Procter & Gamble Co., a consumer products company, in Argentina, Paraguay and Uruguay from 1994 to 1997. Mr. Kazah received an MBA from Stanford University in 1999 and graduated magna cum laude from the University of Buenos Aires with a Bachelor’s degree in Economics.

Osvaldo Gimenez is a Senior Vice President and has been responsible for MercadoPago operations since February 2004. Mr. Giménez joined MercadoLibre in 1999 as Country Manager of Argentina and Chile. Before joining us, Mr. Giménez was an Associate in Booz Allen and Hamilton and worked for Santander Investments in New York, New York. Mr. Giménez received an MBA from Stanford University in 1998 and graduated from Buenos Aires Technological Institute with a Bachelor´s degree in Industrial Engineering.

Stelleo Tolda is a Senior Vice President and has served as our Country Manager of Brazil since 1999. He is in charge of all our activities in Brazil. Before joining us, Mr. Tolda worked in several financial institutions, such as investment banks Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. in the United States, in 1998 and 1999, respectively, and Banco Pactual S.A. and Banco Icatu S.A. in Brazil, from 1996 to 1997 and from 1994 to 1996, respectively. He holds an MBA from Stanford University, and a Master’s Degree and Bachelor’s Degree in Mechanical Engineering, also from Stanford.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information, as of April 25, 2008, regarding the beneficial ownership of our common stock. This information is based solely on SEC filings made by the individuals and entities by that date.

•	each person that is a beneficial owner of more than 5% of our outstanding equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 44,229,167 shares of our equity securities outstanding as of April 25, 2008. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o MercadoLibre, Inc., Tronador 4890, 8th Floor, Buenos Aires, Argentina.

	Total Common Stock
Name and address of Beneficial Owner	Number	Percentage
Five percent stockholders:
eBay Inc. 2145 Hamilton Avenue San Jose, California	8,126,062	18.3%

FMR LLC(1) 82 Devonshire Street, Boston, Massachusetts 02109	3,018,471	6.82%

General Atlantic LLC 3 Pickwick Plaza Greenwich, Connecticut	3,936,140	8.89%

Marcos Galperín	5,768,794	13.0%

Directors and executive officers:
Marcos Galperín	5,768,794	13.0%
Nicolás Szekasy	280,000	*
Hernán Kazah	356,370	*
Osvaldo Gimenez	69,062	*
Stelleo Tolda	114,844	*
Nicolás Galperín	—	—
Michael Spence	100,000	*
Emiliano Calemzuk	1,000	*
Anton Levy(2)	3,936,140	8.89%
Veronica Allende Serra	1,000	*
Martin de los Santos	600	*

All directors and executive officers as a group (11 persons)	10,627,810	24.0%

*	Less than 1%.

(1)	Based solely on Schedule 13G filed jointly with the SEC by FMR LLC and Edward C. Johnson, III on February 14, 2008. According to the Schedule 13G, FMR LLC is the beneficial owner of 3,018,471 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson, III and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 3,008,971 shares owned by the funds. Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,500 shares. Edward C. Johnson, III and FMR LLC, through its control of PGALLC, each has sole dispositive power over 9,500 shares and sole power to vote or to direct the voting of 9,500 shares owned by the institutional accounts or funds advised by PGALLC as reported above. Neither FMR LLC nor Edward C. Johnson III, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds advised by Fidelity, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(2)	Represents 3,631,148 shares owned by General Atlantic Partners 84, L.P. (“GAP 84”), 47,049 shares owned by GapStar, LLC (“GapStar”), 202,785 shares owned by GAP Coinvestments III, LLC (“GAPCO III”), 42,581 shares owned by GAP Coinvestments IV, LLC (“GAPCO IV”), 3,920 shares owned by GAP Coinvestments CDA, L.P. (“CDA”) and 8,657 shares owned by GAPCO GmbH & Co. KG (“KG”). General Atlantic LLC (“General Atlantic”) is the general partner of GAP 84 and CDA. General Atlantic is also the sole member of each of GapStar and CDA. The managing members of GAPCO III and GAPCO IV are Managing Directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of KG. The Managing Directors of General Atlantic make voting and investment decisions with respect to the securities held by KG and GmbH Management. Mr. Levy is a Managing Director of General Atlantic and a Managing Member of GAPCO III and GAPCO IV. Mr. Levy disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of our compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executive officers possible and to align executive officers’ incentives with stockholder value creation.

To meet these objectives, the principal components of executive compensation in 2006 and 2007 consisted of base salary and discretionary cash bonus awards based primarily on company performance, with no long-term equity incentive award grants. We do not have any pension plan for our employees, including our executive officers.

Role of the Compensation Committee of the Board of Directors in compensation decisions

Since the completion of our IPO, our compensation committee reviews and sets all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall compensation strategy for all employees, and the specific compensation of our executive officers on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed below, for 2008, the committee has retained Mercer Human Resources Consulting, an international compensation consulting firm, which reports directly to the committee. To facilitate making external compensation comparisons, Mercer provided the compensation committee with competitive market data by analyzing proprietary third-party surveys and publicly-disclosed documents of companies in specified peer groups.

Role of executive officers and consultants in compensation decisions

While the compensation committee determines our overall compensation philosophy and sets the compensation of our executive officers, it looks to the officers identified below and the compensation consultants retained by the committee to work within the compensation philosophy to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the compensation committee with his perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions as well as a self-assessment of his own performance. The committee establishes compensation levels for our CEO in consultation with the compensation consultants it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations before marking final compensation decisions. Our CEO attends some of the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. As discussed above, in 2008, the committee retained Mercer Human Resources Consulting to provide advice, its opinions, and resources to help develop and execute our overall compensation strategy. As part of its engagement, the compensation committee has directed the compensation consultants to work with our Director of Human Resources and other members of management to obtain information necessary for them to form their recommendations and evaluate management’s recommendations. The compensation consultants also meet with the committee during the committee’s regular meetings and in executive session, where no members of management are present, and with individual members of the committee outside of the regular meetings. As part of its engagement in 2008, Mercer is evaluating proposed performance goals under the 2008 compensation levels recommended by management for executive officers and the related equity and cash compensation guidelines, which includes an analysis of our performance and that of specified peer groups.

Elements of compensation

For 2006 and 2007, the principal components of executive compensation consisted of base salary and a discretionary annual cash bonus. Although the Compensation Committee has not established a policy for the allocation between base salary and annual bonus compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation.

The compensation received by our executive officers consists of the following elements:

Base salary. Base salaries for our executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry and geographic market. Base salaries are reviewed at least annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Base salaries of our named executive officers for 2007 were between $125,000 to $200,000, which represented increases between 15.0% to 28.0% over the prior year.

Discretionary annual bonus. In addition to base salaries, our executive officers are awarded discretionary annual bonuses. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the compensation committee believes to be value-creating milestones during the prior year. Our annual bonus is paid in cash in an amount reviewed and approved by our board of directors. Each executive officer is eligible for a discretionary annual bonus up to an amount equal to approximately 115% of such executive officer’s annual base salary for Messrs. Galperín, Szekasy and Kazah and 62% of base salary for Messrs. Sokolowicz and Tolda.

The compensation committee seeks to utilize annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives could vary depending on the individual executive officer, but will relate generally to financial and operational targets as well as a qualitative assessment of the officers performance carried out by peers, subordinates and the officers direct supervisor. Unless established objective thresholds for the annual performance period are met, there is no payout for that period. After the end of each annual period the company’s actual performance is compared to the objectives to determine the annual bonus award payout.

For 2007, 85% of the award was granted based on company performance and 15% was based on the 360 degree qualitative assessment carried out on the executive officer. For 2007 the committee selected collected transaction revenues, free cash flow, total payments volume as a percentage of gross merchandise volume and revenues from classifieds and ad sales as the company performance measures because it believes they are the strongest drivers of long-term stockholder value for the company. These elements each track off a target number and have a percentage weight, resulting in a total performance metric for each executive officer.

For 2007, the minimum performance metric for bonus eligibility was 80%. In other words, if the executive officer’s performance metric (see table below) had not exceeded 80%, then the executive officer would not have received a cash bonus for the year. Once the 80% threshold is met, each executive officer’s bonus equals a percentage of his annual base salary within the ranges described above, based upon his total performance metric. For example, when an officer’s performance metric equaled 100% or higher , the officer would have received the maximum bonus accorded to his seniority, or 115% of base salary in the cases of Messrs. Galperín, Szekasy and Kazah, and 62% of base salary in the cases of Messrs. Tolda and Sokolowicz. If the performance metric equaled 80%, the officer would have received the minimum bonus according to his seniority, or 69% of base salary in the case of Messrs. Galperín, Szekasy and Kazah, and 31% of base salary in the case of Messrs. Tolda and Sokolowicz. If the performance metric have 90%, then the officer would have received the mid-point of the bonus range according to his seniority, or 92% of base salary in the case of Messrs. Galperín, Szekasy and Kazah, and 46.5% of base salary in the case of Messrs. Tolda and Sokolowicz.

The following table sets forth the objectives included in the determination of the 2007 discretionary annual bonus award, the weight of each objective and actual performance realized against those objectives.

2007 Annual Bonus Performance Matrix

Metric (in $ millions, except %)	2007 Objective	2007 Actual	% of objective	Weight	Total
Collected net revenue	$70.9	$64.0	90.3%	38.3%	34.31%
Free cash flow(1)	$9.6	$11.4	118.2	38.3	44.91
TPV as % GMV	11.2%	11.4%	103.3	4.2	4.13
Classifieds + Ad Sales net revenue	$7.2	$7.3	101.4	4.2	4.05
360 degree qualitative assessment(2)	N/A	N/A	N/A	15.00	15

Total					102.4%

(1)	For purposes of this calculation, free cash flow is for the Marketplace segment only (excludes Payments segment); and excludes effects of financings by the company, adjusts certain working capital items and adjusts certain other items the compensation committee deems appropriate.
(2)	This example assumes the executive officer achieved the maximum score in the qualitative assessment.

In May 2007, Mr. Galperin also received a special incentive cash bonus of $75,000 upon successful filing of our IPO for his efforts in achieving this important milestone. Our former compensation committee approved this special bonus in May 2007 as we began the IPO filing process in order to incentivize Mr. Galperin’s efforts in the IPO.

Long-term incentives. For 2007, the salary and performance bonus components of executive compensation, as well as the stock that executive officers currently hold from previous equity grants, were deemed sufficient to align the interests of our executive officers with those of our stockholders. The committee also considered that our executive officers were permitted to participate as selling stockholders in our initial public offering. In the past we have granted stock options and equity awards to our executive officers through our Amended and Restated 1999 Stock Option and Restricted Stock Plan, which was adopted by our board of directors to permit the grant of stock options to our employees. As of April 25, 2008, we had approximately 300,000 shares of common stock available for issuance under that plan. The Board has considered outstanding job performance, contributions to our company and achievement of certain benchmarks in granting past awards. We have not adopted stock ownership guidelines and our Amended and Restated 1999 Stock Option and Restricted Stock Plan has provided the principal method for our executive officers to receive equity or equity-linked interests in our company in the past.

Authority to make equity grants to executive officers rests with our compensation committee. Our compensation committee expects that long term incentives will be more of a focus in setting compensation for 2008 and future years now that we are a public company due to its belief that equity compensation further links executive officers to the company’s goal of maximizing stockholder value.

Other compensation and benefits. We maintain broad-based benefits that are provided to certain full-time employees, including health insurance, mobile telephones, parking spaces and subsidized English and/or Portuguese lessons. We also provide life insurance policies for some of our employees in Brazil. In certain cases, if an employee is asked to relocate temporarily to another country office, we will facilitate such employee’s relocation by acting as guarantors in residential apartment lease agreements and paying for relocation expenses.

Method utilized to determine the amount of compensation

Prior to initial public offering

As a private company, the compensation packages for our executive officers were initially fixed by our board of directors, which evaluated individual executive officer performance with a goal of setting compensation at levels the board of directors believed were comparable with executive officers in other companies of similar size and stage of development operating in the e-commerce industry and/or the Latin American market. Our board of directors, with management’s input, approved executive compensation packages that were generally based on a mix of salary and discretionary bonus tied to performance.

Although our board of directors did not adopt any formal guidelines for allocating total compensation between equity compensation and cash compensation, our board determined that it was important for our executive officers to also have some equity ownership in our company to provide them with long-term incentives to build value for our stockholders. Accordingly, since 1999 we have granted our principal executive officers certain equity awards. Prior to the completion of our initial public offering, our board of directors sought to implement and maintain compensation plans that tied a substantial portion of our executive officers’ overall compensation to achievement of corporate goals and value-creating milestones with a view that a performance-based compensation was an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executive officers. For benchmarking executive compensation, we have typically reviewed the compensation data we have collected from publicly available sources.

The independent members of our Board became members of our Board upon the completion of our initial public offering and this were not yet serving as directors, and the current compensation committee was not yet formed, when 2007 compensation benchmarks were established. As a result, compensation decisions for 2007 were based primarily on evaluations of compensation at comparable companies.

After initial public offering

In the process of determining the total compensation of our executive officers for 2008, we identified several public companies and used them as a basis for compensation comparison. To set total compensation guidelines, the Compensation Committee is reviewing market data of companies with which we compete for human resources. The market data consists of data from companies in two peer groups (consisting of technology and consumer products companies) from proprietary third-party survey data provided to us by Mercer. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain talent.

For 2008, the peer group of selected companies consists of:

Technology Peers	Consumer Products Peers
Dell	Cadbury Adams
Hewlett Packard	Danone
IBM	Kellogg
Microsoft	Kraft Foods
Sony	Nestle
AT&T	Coca Cola
Nokia	Pepsico
Colgate Palmolive
Procter & Gamble
Unilever

As part of their engagement, Mercer Consulting will review and validate the proposed compensation levels of our executive officers for 2008 and future years.

Summary compensation table

The following table sets forth compensation information for our chief executive officer, our chief financial officer, and our three other most highly compensated officers for the year ended December 31, 2006 and 2007. These executive officers are referred to as the “named executive officers” elsewhere in this proxy statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

		Annual compensation					Long term compensation awards
Name and principal position	Year	Salary		Bonus			Stock awards	Option awards	All other compensation	Total
Marcos Galperín President and Chief Executive Officer	2006 2007	$ $	159,900 184,500	$ $	123,036 277,500	(1)	— —	— —	— —	$ $	282,936 387,000

Nicolás Szekasy Executive Vice President and Chief Financial Officer	2006 2007	$ $	154,050 177,750	$ $	123,562 202,500		— —	— —	— —	$ $	277,612 380,250

Hernán Kazah Executive Vice President and Chief Operating Officer	2006 2007	$ $	154,050 177,750	$ $	121,983 202,500		— —	— —	— —	$ $	276,033 380,250

Edgardo Sokolowicz(2) Senior Vice President and Chief Technology Officer	2006 2007	$ $	101,127 124,833	$ $	40,507 76,000		— —	— —	— —	$ $	141,634 209,833

Stelleo Tolda Senior Vice President and Country Manager Brazil	2006 2007	$ $	152,447 193,385	$ $	69,551 134,104		— —	— —	— —	$ $	221,998 313,593

*	In some cases, bonuses are paid in foreign currencies, which may result in various from benchmarks when disclosed in U.S. dollars.
(1)	Includes one time bonus of $75,000 paid in May 2007 upon filing for our initial public offering.
(2)	Edgardo Sokolowicz resigned effective as of March 31, 2008.

Employment agreements

We have previously entered into employment agreements with each of the above-listed executive officers. The term of each of these employment agreement is for an undetermined period.

Each executive officer party to the employment agreements is entitled to receive the base salary set forth in such executive officer’s employment agreement, subject to the raises that we have awarded to those executive officers throughout the terms of their employment. In addition to base salary, the executive officers may receive bonus compensation as we, in our sole discretion, elect to pay them in accordance with the bonus plan policy. The executive officers are also entitled to reimbursement for reasonable out-of-pocket expenses that they incur on our behalf in the performance of their duties as executive officers.

The employment agreements provide that, during an executive officer’s employment and for so long afterwards as any pertinent information remains confidential, such executive officer will not use or disclose any confidential information that we use, develop or obtain. The agreements provide that all work product relating to our business belongs to us or our subsidiaries, and the executive officer will promptly disclose such work product to us and provide reasonable assistance in connection with the defense of such work product.

The agreements also provide that, during an executive officer’s employment, and for a period of one year after the end of an executive officer’s employment in the event of termination without “just cause,” and two years in the event of resignation or termination for “just cause” (the “non-competition period”), the executive officer will not (1) compete directly or indirectly with us, (2) induce our or our subsidiaries’ employees to terminate their employment with us or to engage in any competitive business or (3) solicit or do business with any of our present, past or prospective customers or the customers of our subsidiaries.

Grants of plan-based awards

There were no grants of options or shares to executive officers during the years ended December 31, 2006 and 2007.

Outstanding equity awards at December 31, 2007

Number of securities underlying unexercised options and warrants
Name	Exercisable	Unexercisable	Unearned	Option exercise price	Option expiration date
Marcos Galperín	—	—	—	—	—
Nicolás Szekasy	—	—	—	—	—
Hernán Kazah	—	—	—	—	—
Edgardo Sokolowicz	—	—	—	—	—
Stelleo Tolda	4,687	—	—	$0.01	December 31, 2013

Exercise of stock options and stock vested during 2007

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Marcos Galperín	—	—	—	—
Nicolás Szekasy	—	—	—	—
Hernán Kazah	—	—	—	—
Edgardo Sokolowicz	—	—	—	—
Stelleo Tolda	220,313	$2,203	—	—

Our stock and stock option plans

Amended and Restated 1999 Stock Option and Restricted Stock Plan

Our Stock Option Plan was adopted by the Board on November 3, 1999. The Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to our employees, and non-qualified stock options and restricted stock to our employees, directors, agents, advisors, independent consultants and contractors. Incentive stock options and non-qualified stock options are referred to as “stock options,” and together with restricted stock are referred to as “awards.” At December 31, 2007, options to purchase a total of 147,111 shares of common stock were outstanding at a weighted average price of $1.04 per share. The Stock Option Plan will terminate on November 3, 2009 or earlier if so determined by our Board.

Number of shares of common stock available under the stock option plan. A total of 4,732,400 shares of common stock were reserved for issuance pursuant to the Stock Option Plan. Shares covered by awards that are forfeited or terminated without exercise will be available for future awards. The shares of common stock issuable under the Stock Option Plan shall be (1) authorized but unissued shares, (2) shares of common stock held in our treasury, or (3) a combination of (1) and (2).

Administration of the stock option plan. The Stock Option Plan is administered by our Board or a committee appointed by the Board (the body in charge of administering the Stock Option Plan is referred to as the “administrator”). If the common stock is registered under Section 12(b) or 12(g) of the Exchange Act, the board shall consider in selecting the administrator and the membership of any committee acting as administrator the provisions of Section 162(m) of the Internal Revenue Code regarding “outside directors” and the provisions of

Rule 16b-3 under the Exchange Act regarding “non-employee directors.” The administrator determines the recipients of awards, times at which awards are granted, number of shares subject to each type of award, the time for vesting of each award and the duration of the exercise period for options.

Price, exercise and termination of awards. The exercise price for each share of common stock subject to an option is determined by the administrator, and in the case of an incentive stock option the exercise price cannot be less than 100% of the fair market value of the shares of common stock on the date of the grant (or 110% in the case of employees who directly or indirectly own more than 10% of the total combined voting power of all classes of our stock).

Options are exercisable on their vesting date, which is determined by the administrator and set forth in the Award Agreement governing any particular option. Vesting dates can be accelerated on the occurrence of a specified event, as provided in an Award Agreement, or can be accelerated at the discretion of the administrator.

If a participant in the Stock Option Plan ceases to be employed or perform services for us, we have the right to repurchase any unvested shares at the exercise price paid per share. The terms and procedures of a repurchase are to be set forth in the Award Agreement that governs the relevant unvested shares.

If an option expires or is terminated or canceled without having been exercised it shall become null and void and of no further force and effect. The term of an option may not exceed beyond the tenth anniversary on which the option is granted (or the fifth anniversary in the case of incentive stock options granted to employees who directly or indirectly own 10% of the total combined voting power of all classes of our stock.) An option terminates 30 days after a participant ceases to be an employee or director as a result of a termination without cause, and after 10 days of termination in the case of a termination for cause. Cause includes the conviction of a crime involving fraud, theft, dishonesty or moral turpitude, the participant’s continuous disregard of or willful misconduct in carrying lawful instructions of superiors, continued use of alcohol or drugs that interfered with the performance of the participant’s duties, the conviction of participant for committing a felony or similar foreign crime, and any other cause for termination set forth in a participant’s employment agreement. An option terminates 10 days after a participant ceases to be an independent consultant, contractor or advisor to us or agent of ours for any reason. It also terminates three months after the death or permanent disability of a participant, or, if the participant is a party to an employment agreement, the disability of such participant as defined in the employment agreement. Other reasons for termination may be set out in the Award Agreement.

An option will not be considered an incentive stock option to the extent that the aggregate fair market value (on the date of the grant of the incentive stock option) of all stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year is greater than $100,000. No option shall be affected by a change of duties or position of a participant (including transfer to our subsidiaries) as long as the participant continues to be our employee or an employee of our subsidiaries.

Adjustments upon the occurrence of material transactions. In the event we undergo dissolution or liquidation, a reorganization, merger or consolidation in which we are not the surviving entity, or a sale of all or substantially all of our assets (each, a “Material Transaction”) holders of options will be given 10-day prior written notice and will decide within those 10 days whether to exercise their respective options. Any option that is not so exercised will terminate. However, such notice and exercise mechanism would not apply if provision is made in connection with a Material Transaction for assumption of outstanding options, or substitution of options for new options or equity securities, with any appropriate adjustments as to the number, kind and prices of shares subject to options.

Transferability. Unless the prior written consent of the administrator is obtained, no option can be assigned or otherwise transferred by any participant except by will or by the laws of descent and distribution. Except in the case of an approved transfer, an option may be exercised during the lifetime of a participant only by the participant or his/her legal representative if the participant is legally disabled.

Restricted stock. Restricted stock awards are awards of shares of common stock that vest according to the terms and conditions established by the administrator. The administrator may impose whatever restrictions on transferability, risk of forfeiture and other restrictions as it determines. A holder of restricted stock has the rights of a stockholder, including the right to vote the restricted stock. During the restricted period applicable to the restricted stock, it may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered. Except as otherwise determined by the administrator, restricted stock that is subject to restrictions is subject to forfeiture upon termination of a participant’s employment.

Amendment. The Board may modify the Stock Option Plan at any time. The approval by a majority of our stockholders is necessary if required by law or necessary to comply with any applicable laws and regulations. No amendment will affect the terms of any award granted prior to the effectiveness of such amendment, except with the consent of the holder of the award.

Pension benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with the retirement of any of our employees. However, as required by law in certain countries where we operate, we deduct a percentage of each employee’s salary, including our executive officers, and remit it to governmental social security agencies or private pension fund administrators, depending on the regulatory regime established in each country.

Nonqualified defined contribution and other nonqualified deferred compensation plans

We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential payments upon termination or change in control

We may terminate an executive officer’s employment in the event that we determine, in our sole discretion, that there is “just cause” (as defined below). If we terminate an executive officer’s employment for “just cause,” such executive officer will not be entitled to receive any severance benefits, except for severance obligations mandated under the laws of the country where the executive officer resides. If we terminate the executive officer’s employment without “just cause,” such executive officer shall be entitled to a severance payment in an amount equal to one year’s gross base salary.

“Just cause” means and includes (1) the commission by the executive officer of any gross misconduct or any offense serious enough for the relationship to become impossible to continue, including without limitation, the executive officer’s willful and continuing disregard of the lawful written instructions of our Board or such executive officer’s superiors, (2) any action or any omission by the executive officer, resulting in such executive officer’s breach of his duty of loyalty or any act of self-dealing, (3) any material breach by the executive officer of his duties and obligations under the employment agreement as decided by our Board and (4) the executive officer’s conviction, in our board of director’s sole discretion, of any serious crime or offense for violating any law (including, without limitation, theft, fraud, paying directly or indirectly bribes or kick-backs to government officials, the crimes set forth in the U.S. Foreign Corrupt Practices Act of 1977 or the foreign equivalent thereof and the executive officer’s embezzlement of funds of the company and any of our affiliates.)

In September of 2001, we implemented the 2001 Management Incentive Bonus Plan, or the Incentive Plan. As established in the Incentive Plan, our Chief Executive Officer established which officers would be eligible for the Incentive Plan. Pursuant to the Incentive Plan, in the event our company is sold, the eligible officers, as a group, are entitled to receive a “sale bonus” and a “stay bonus.” If the purchase price is equal to or greater than $20,000,000 then the eligible officers are entitled to receive (1) a sale bonus equal to 5.5% of the purchase price and (2) a stay bonus equal to 7.1% of the purchase price, subject in both cases to a maximum combined cap of $78,335,000. If the purchase price is less than $20,000,000, then the eligible officers, as a group, are entitled to receive the “stay bonus” only. The bonuses are divided between the eligible officers according to the participation percentages established by our Chief Executive Officer, in accordance with the Incentive Plan.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Veronica Allende Serra, Chairperson

Emiliano Calemzuk

Martin de los Santos

April 29, 2008

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No compensation committee interlocks or insider participation on compensation decisions exist. All members of our compensation committee are independent in accordance with the Company’s criteria.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders agreement

On September 24, 2001, in connection with their purchase of shares of our capital stock, the Company entered into a stockholders agreement with eBay Inc., or eBay, J.P. Morgan Partners (BHCA) L.P., The Flatiron Fund 1998/99 LLC, Flatiron Associates LLC, The Flatiron Fund 2000 LLC, Luna Ventures LLC, Ventech LLC, GGG Partners, Seven-X International Limited, HMTF-LA (MercadoLibre) Investments, LLC, Geoffroy de Belloy de Saint Lienard, GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman Sachs & Co. Verwaltungs GmbH, Capital Riesgo Internet SCR S.A., GE Capital Equity Investments, Inc., Nedasur S.A., Dwight Siprelle, Mike Rankowitz, Michael Petrick, Anthony Melchiorre, Mete Tuncel, Jason Maratos, and Andrew Brenner.

All of the stockholders party to the stockholders agreement agreed to be bound by the terms of the Second Amended and Restated Registration Rights Agreement, dated September 24, 2001, with respect to the registration of their shares of common stock in connection with an initial public offering. The stockholders agreement terminated upon completion of the Company’s initial public offering in August 2007, and none of its provisions survived termination.

Office lease

We lease office space from Curtidos San Luis S.A. The managers and stockholders of the controlling company of Curtidos San Luis S.A. are immediate family members of our director, president and chief executive officer, Marcos Galperín. We paid rent to Curtidos San Luis S.A. in the amount of $0.56 million in the year ended December 31, 2007.

Relationships with director

Mr. Levy is a Managing Director of General Atlantic and a Managing Member of GAPCO III and GAPCO IV, each of which is a stockholder of our company. See “Beneficial Ownership of Our Common Stock.”

Repayment of loan from eBay

On November 10, 2005, we obtained a loan in the amount of $12.0 million from eBay to fund a portion of our acquisition of a portion of the business of DeRemate.com, Inc. During the year ended December 31, 2007, we made interest payments of $0.5 million and principal payments of $9.0 million under the loan. The loan was repaid in full with a portion of the net proceeds of our initial public offering in August 2007.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the fullest extent permitted by Delaware law.

Review, approval or ratification of transactions with related parties

Our policy with regards to transactions with any of our officers, directors and principal security holders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal security holders are affiliates, is to communicate such transactions to our Board for review, and if necessary, obtain formal board approval and/or ratification, and in accordance with applicable law governing the approval of such transactions. This policy is currently not evidenced in writing, and instead is followed in practice.

AUDIT COMMITTEE REPORT

Pursuant to SEC rules for proxy statements, the audit committee of our Board has prepared the following audit committee Report. The audit committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the audit committee.

Audit Committee

The audit committee of our Board is composed of Martin de los Santos (Chairman), Anton Levy and Marcos Galperín. The audit committee operates under a written charter, which is posted on our website. The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

The audit committee also has discussed with Price Waterhouse & Co. S.R.L. the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence.

Based on the audit committee’s discussions with management and Price Waterhouse & Co. S.R.L., the audit committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

The foregoing report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

AUDIT COMMITTEE

Martin de los Santos, Chairman

Anton Levy, and

Marcos Galperín

April 29, 2008

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee and our Board has appointed the firm of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2008. We have employed Price Waterhouse & Co. S.R.L. as our independent registered public accounting firm beginning with the year ended December 31, 1999. We do not expect a representative of Price Waterhouse & Co. S.R.L. to be present at the 2008 Annual Meeting, however, will be available remotely to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

In connection with the audit of the 2007 financial statements, we entered into an engagement agreement with Price Waterhouse & Co. S.R.L. that sets forth the terms by which Price Waterhouse & Co. S.R.L. will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of damages other than the prevailing party’s actual damages.

The following is a description of the fees billed and to be billed to us by Price Waterhouse & Co. S.R.L. for the years ended 2007 and 2006.

	Year ended December 31,
	2007	2006
Audit fees	$636,595	$475,010
Audit-related fees	258,870	186,500
Tax fees	63,119	37,202
All other fees	3,030	—

Total	$961,614	$698,711

Audit Fees

Audit fees include fees paid by us to Price Waterhouse & Co. S.R.L. in connection with the annual audit of our consolidated financial statements, Price Waterhouse & Co. S.R.L.’s review of our interim financial statements, Price Waterhouse’s review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by Price Waterhouse & Co. S.R.L. that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit Related Fees

Price Waterhouse & Co. S.R.L. did not perform any audit related services for us during the years ended 2007 and 2006.

Tax Fees

Tax fees paid to Price Waterhouse & Co. S.R.L. during the years ended 2007 and 2006 equaled $63,119 and $37,202, respectively.

All Other Fees

All other fees paid to Price Waterhouse & Co. S.R.L. during the years ended 2007 and 2006 equaled $3,030 and $0, respectively.

Audit Committee Pre-Approval Policy

The audit committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the audit committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the audit committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the audit committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the audit committee for a particular service or category of services require separate and specific pre-approval by the audit committee prior to the performance of services. For each fiscal year, the audit committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The audit committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the audit committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE & CO. S.R.L. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

Stockholder ratification of the selection of Price Waterhouse & Co. S.R.L. as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the audit committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the audit committee and our Board will reconsider the appointment.

OTHER MATTERS

As of the date of this proxy statement, our Board does not know of any matters to be presented at the 2008 Annual Meeting other than those specifically set forth in the Notice of 2008 Annual Meeting of Stockholders. If other proper matters, however, should come before the 2008 Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of MercadoLibre will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

A stockholder who wishes to introduce a proposal for consideration at our 2009 annual meeting of stockholders may seek to have that proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. To qualify for this, the proposal must be submitted to us by a reasonable time before we begin to print and mail our proxy statements and satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee it will be included.

A stockholder may otherwise propose business for consideration or nominate persons for election to our Board in compliance with applicable state law and our Bylaws. They require a proposal or nomination to be in writing and delivered to our Corporate Secretary at our executive offices at Tronador 4890, 8th Floor, Buenos Aires, Argentina, C1430DNN by personal delivery or U.S. mail not earlier than 90 days and not later than 60 days before the annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, a proposal or nomination by the stockholder to be timely must be delivered not later than the later of (i) 90 days before the annual meeting or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our Bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our Bylaws were filed with the SEC as an exhibit to our registration statement report on Form S-1 on May 11, 2007, which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Tronador 4890, 8th floor, Buenos Aires, Argentina, C1430DNN).

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements is available upon request free of charge by writing to our Corporate Secretary at our principal executive office (Tronador 4890, 8th floor, Buenos Aires, Argentina, C1430DNN). Our Annual Report on Form 10-K also may be accessed through our website at http://investor.mercadolibre.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, http://www.sec.gov, or by written request to the Director—Investor Relations.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

By order of the Board of Directors,

Marcos Galperín

Chairman of the Board of Directors and Secretary

May 10, 2008

Buenos Aires, Argentina

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MERCADOLIBRE, INC.

Tronador 4890, 8th Floor

Buenos Aires, Argentina C1430DNN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Marcos Galperín and Nicolás Szekasy as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of MercadoLibre, Inc. held of record by the undersigned on May 6, 2008 at the Annual Meeting of Stockholders to be held at 2:00 p.m. (local time) at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida 33131, on June 9, 2008, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MERCADOLIBRE, INC.

June 9, 2008

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

i Please detach along perforated line and mail in the envelope provided.i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two (2) Class I directors to serve on the Board of Directors for a three-year term and until their successors have been duly elected and qualified;

☐ FOR ALL NOMINEES	☐ FOR ALL EXCEPT
Anton Levy	(See instructions below)
Michael Spence

☐ WITHHOLD AUTHORITY	™ Anton Levy
FOR ALL NOMINEES	™ Michael Spence

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority.

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Price Waterhouse & Co. S.R.L. as independent auditors for the fiscal year ended December 31, 2008	☐	☐	☐

In his discretion, each proxy is authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

Only stockholders of the Company of record as of the close of business on May 6, 2008, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Further information regarding the Annual Meeting, the nominee for election to the Board of Directors, and the independent auditors is contained in the enclosed Proxy Statement.

Your vote is very important. As soon as possible, please sign, date and return the enclosed proxy card in the accompanying, postage pre-paid envelope. Stockholders attending the meeting may vote in person even if they have returned a proxy card.

To change the address on your account, please check the box at the right and indicate your new address in the space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:	Date:

Title:

Signature of Stockholder:	Date:

Title:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.